Exhibit 8.1

Globus Maritime Limited c/o Globus Shipmanagement Corp. 128 Vouliagmenis Avenue, 3rd Floor 166 74 Glyfada, Greece

Our Reference 25810.50009/US/80997749v2

June 11, 2026

Globus Maritime Limited: Exhibit 8.1 Opinion

Ladies and Gentlemen:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands and the State of New York for Globus Maritime Limited, a Marshall Islands corporation (the “Corporation”), in connection with the preparation of a Registration Statement on Form F-3 (as amended or supplemented from time to time, the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), with respect to the registration of the issuance and sale from time to time, by the Corporation, of:

(a)	common shares, par value $0.004 per share, of the Corporation (“Common Shares”);

(b)	other classes or series of preferred shares, par value $0.001 per share, of the Corporation (“Preferred Shares”);

(c)	preferred share purchase rights;

(d)	warrants and rights to purchase Common Shares or Preferred Shares;

(e)	debt securities;

(f)	purchase contracts;

(g)	depositary shares;

(h)	units consisting of one or more of our rights, purchase contracts, depositary shares, warrants, debt securities, preferred share purchase rights, Preferred Shares, Common Shares or any combination of such securities; and

(i)	Common Shares underlying previously issued warrants (collectively (a) through (i), the “Securities”).

The Securities will be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and, if applicable, supplements to the Prospectus.

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement and the Prospectus;

(ii)	the Corporation’s annual report (the “Annual Report”) on Form 20-F for the fiscal year ended December 31, 2025 and filed on March 16, 2026, which is incorporated by reference into the Registration Statement and Prospectus; and

(iii)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Corporation, as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of natural person or entity (other than the Corporation), (b) the genuineness of all signatures, including electronic signatures, and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Corporation and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

This opinion letter is limited to U.S. federal tax law and Marshall Islands law, and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue, that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We have reviewed the discussion described under the caption “Item 10.E Taxation–United States Tax Considerations—United States Federal Income Taxation of United States Holders” set forth in the Annual Report. Based on the representations, covenants, assumptions, conditions and qualifications described in such section, and taking into account the fact that the discussions set forth in such section do not purport to discuss all possible U.S. federal income tax consequences of the ownership and disposition of the Securities, and subject to the qualifications, limitations and assumptions set forth herein, we confirm that the discussions set forth in such section, to the extent they constitute summaries of law or legal conclusions, unless otherwise noted, constitute our opinion with respect to the material U.S. federal income tax consequences of the ownership and disposition of the Common Shares as of the date of the Registration Statement, and accurately state our views as to the tax matters discussed therein (except for the representations and statements of fact of the Corporation included under such caption, as to which we express no opinion). We express no opinion as to any U.S. federal income tax consequences other than the opinion set forth above. Except as set forth in the paragraph below concerning Marshall Islands tax considerations, we express no opinion with respect to tax consequences under any state, local, or non-U.S. tax law.

We have reviewed the discussion set forth in the Registration Statement under the caption “Tax Considerations—Marshall Islands Tax Considerations.” Based on the facts as set forth in the Registration Statement and the Prospectus, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we confirm that the statements in such discussion, to the extent they constitute legal conclusions, unless otherwise noted, are the opinion of Watson Farley & Williams LLP with respect to Marshall Islands tax consequences as of the date of the Registration Statement (except for the representations and statements of fact of the Corporation included under such caption, as to which we express no opinion).

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents and case law, and the law of the Republic of the Marshall Islands as in effect on the date hereof, any of which may be changed at any time with retroactive effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement, and the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP